[GRAPHIC OMITTED]
                               [GRAPHIC OMITTED]


CONTACTS: Richard M. Ubinger                                June Filingeri
          Vice President of Finance,                        President
          Chief Financial Officer and Treasurer             Comm-Partners LLC
          (412) 257-7606                                    (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

             UNIVERSAL STAINLESS REPORTS 2008 THIRD QUARTER RESULTS
                          IN LINE WITH REVISED FORECAST

     BRIDGEVILLE, PA, OCTOBER 23, 2008 - UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (NASDAQ: USAP) reported today that sales for the third quarter of 2008 were $57.6 million compared with $62.0 million in the third quarter of 2007. Net income for the third quarter of 2008 was $2.7 million, or $0.40 per diluted share, and included a charge of $586,000, equivalent to $0.06 per diluted share, for the relocation of the Company's round bar finishing line from its Bridgeville facility to its Dunkirk facility. In the third quarter of 2007, net income was $5.5 million, or $0.81 per diluted share.

     The results for the third quarter of 2008 were in line with the Company's revised forecast of sales in the range of $57 to $58 million and diluted EPS in the range of $0.35 to $0.40.

     The Company's estimated annual effective income tax rate for 2008 was adjusted to 32% at September 30 from 33% at June 30 as a result of current income expectations for the year. The benefit of this rate change was equivalent to $0.03 per diluted share in the 2008 third quarter.

     For the first nine months of 2008, sales were $178.0 million while net income was $12.7 million, or $1.87 per diluted share, compared with sales of $180.3 million and net income of $18.1 million, or $2.67 per diluted share, in the same period of 2007.

     Cash flow from operations was $6.9 million for the third quarter of 2008, a $2.2 million increase from the 2008 second quarter, as the Company continues to manage working capital aggressively. Capital expenditures for the third quarter of 2008 were $4.2 million, and included completion of a new high temperature annealing facility as well as certain planned infrastructure investments and equipment upgrades related to the round bar finishing line in Dunkirk.

     President and CEO Dennis Oates commented: "As we previously reported, our third quarter performance was impeded by reduced demand for aerospace grades of steel due to the Boeing labor situation, by conservative service center purchasing in anticipation of lower surcharges due to falling commodity prices, and by production inefficiencies at our Bridgeville facility during labor negotiations. The resulting lower shipment volume combined with a 20% decline in raw material prices that decreased margins on finished products shipped reduced our third quarter earnings. With our success in reaching a five-year collective bargaining agreement with our Bridgeville hourly employees on October 8th, we are ready to face the challenges that continue in the specialty steel supply chain as well as new ones created by the recent shocks to our economy."

     Mr. Oates continued: "The diversity of our end markets is an important asset that will help us offset the issues in aerospace demand that are expected to continue at least through the end of the year. Our backlog confirms that our most immediate opportunities are in power generation and in tool steel where we have a strong market position. We also plan to build upon the inroads we have made into the oil and gas markets and on the international relationships we have begun to establish."

     Mr. Oates concluded: "In this time of heightened uncertainty, we will remain fully focused on executing our plan, with our highest priority on improving customer service levels and our operating efficiency."

SEGMENT REVIEW
--------------

     For the third quarter of 2008, the UNIVERSAL STAINLESS & ALLOY PRODUCTS SEGMENT had sales of $52.2 million and operating income of $3.3 million, yielding an operating margin of 6%. Favorable product mix shifts in inventory at September 30 more than offset further declines in nickel and other commodity prices in the quarter and resulted in a net decrease in the lower of cost or market (LCM) reserve of $300,000. In the third quarter of 2007, sales were $55.9 million and operating income was $4.3 million, or 8% of sales. This included an increase to the LCM reserve of $772,000. In the second quarter of 2008, sales were $53.1 million and operating income was $5.6 million, or 11% of sales, and included a $1.2 million charge to the LCM reserve primarily related to the decline in nickel prices at the end of the quarter.

     Segment sales were down 7% from the third quarter of 2007 primarily due to a 6% decline in tons shipped and lower surcharges. Higher shipments of tool steel plate to service centers were offset by lower shipments of aerospace-related vacuum-arc remelted (VAR) products to service centers and to Dunkirk. This mix shift, as well as an increase in material costs as a percentage of sales, reduced the operating margin compared with the 2007 third quarter.

     Segment sales decreased 2% over the second quarter of 2008 even though tons shipped were level. This was due to lower shipments of aerospace-related VAR products and of tool steel plate to service centers offset by higher shipments to forgers. The resulting shift in product mix and higher material costs as a percentage of sales reduced the operating margin sequentially.

     The DUNKIRK SPECIALTY STEEL SEGMENT reported sales of $16.9 million and an operating loss of $172,000 for the third quarter of 2008, including the $586,000 charge for the relocation of the round bar finishing line. Before giving effect to the relocation charge, Dunkirk's operating income was $414,000 for the third quarter of 2008, resulting in an operating margin of 2%. The operating results for the quarter also include a $416,000 increase to the segment's LCM reserve. In the third quarter of 2007, sales were $21.3 million and operating income was $3.0 million, or 14% of sales, which included an increase to the LCM reserve of $635,000, which was more than offset by an estimated FIFO benefit of $1.5 million from the timing of surcharges and the changing price of nickel. In the second quarter of 2008, sales were $21.2 million and operating income of $2.1 million for the second quarter of 2008, or 10% of sales, and included a $259,000 charge to the LCM reserve.

     Dunkirk's sales declined 20% while tons shipped decreased 16% compared with the third quarter of 2007 mainly due to lower shipments of aerospace-related VAR finished bar products to service centers and lower surcharges. The lower shipment volume, shift in product mix and the effect of the inventory charge led to the operating margin decline in the third quarter of 2008.

     Dunkirk's sales decreased 20% and tons shipped decreased 21% compared with the second quarter of 2008 due to lower shipments of aerospace-related VAR finished bar products to both service centers and OEMs.

BUSINESS OUTLOOK
----------------

     The Company currently estimates that sales for the fourth quarter of 2008 will range from $45 to $55 million and that diluted EPS will range from $0.20 to $0.35, which includes the remaining expense, equivalent to $0.02 per diluted share, for the relocation of the round bar finishing facility. In the fourth quarter of 2007, sales were $49.6 million and diluted EPS was $0.65, and included other income from the receipt of import duties equivalent to $0.06 per diluted share.

     The following factors were considered in developing the estimates for the fourth quarter of 2008:

o The Company's total backlog at September 30, 2008 was $101 million compared with $97 million at June 30, 2008. The increased backlog is primarily attributable to tool steel plate and electro-slag remelted products.

o The Company's forecast is based on average September raw material costs. The Company noted that raw material costs have continued to decline since the end of the third quarter. The forecast also does not include any receipts from import duties for 2008, which the Company is seeking.

o Sales from the Dunkirk Specialty Steel segment are expected to approximate $10 to 12 million in the fourth quarter of 2008 on lower pounds shipped compared with the fourth quarter of 2007 due to the effect of the Boeing labor situation on demand for aerospace products and very conservative buying patterns of service centers. At the forecasted sales levels, Dunkirk is expected to be breakeven for the quarter after including the remaining expense related to the relocation of the round bar finishing line.

o The Company reached a new five-year collective bargaining agreement with its hourly employees at its Bridgeville facility on October 8. The Company is fully focused on resuming production levels, which were adversely affected during labor negotiations, to meet its customer commitments.

WEBCAST
-------

     A simultaneous Webcast of the Company's conference call discussing the third quarter of 2008 and the fourth quarter outlook, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company's website at www.univstainless.com, and thereafter archived on the website.

ABOUT UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

FORWARD-LOOKING INFORMATION SAFE HARBOR
---------------------------------------

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE RECEIPT, PRICING AND TIMING OF FUTURE CUSTOMER ORDERS, RISKS ASSOCIATED WITH SIGNIFICANT FLUCTUATIONS THAT MAY OCCUR IN RAW MATERIAL AND ENERGY PRICES, RISKS ASSOCIATED WITH THE MANUFACTURING PROCESS, LABOR AND PRODUCTION YIELDS, RISKS RELATED TO PROPERTY, PLANT AND EQUIPMENT, AND RISKS RELATED TO THE ULTIMATE OUTCOME OF THE COMPANY'S CURRENT AND FUTURE LITIGATION AND REGULATORY MATTERS. THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS ALSO MAY BE IMPACTED BY VARIOUS ECONOMIC AND MARKET RISK AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. CERTAIN OF THESE RISKS AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION
(SEC) OVER THE LAST 12 MONTHS, COPIES OF WHICH ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.

                          - FINANCIAL TABLES FOLLOW -


                               UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                                           FINANCIAL HIGHLIGHTS
                           (Dollars in thousands, except per share information)
                                               (Unaudited)

                                  CONSOLIDATED STATEMENT OF OPERATIONS

                                           For the Quarter Ended    For the Nine-Months Ended
                                               September 30,               September 30,
                                             2008        2007            2008         2007
                                             ----        ----            ----         ----
  NET SALES
Stainless steel                           $ 42,095    $  45,510     $  127,883    $  130,208
Tool steel                                  10,393        7,281         31,159        20,822
High-strength low alloy steel                2,564        6,006          9,509        19,812
High-temperature alloy steel                 1,763        2,637          6,253         7,737
Conversion services                            541          446          1,514         1,427
Other                                          283          128          1,648           297
                                           -------     --------       --------      --------
  Total net sales                           57,639       62,008        177,966       180,303
Cost of products sold                       51,040       50,875        150,837       143,337
Selling and administrative expenses          2,852        2,990          8,561         8,951
                                           -------     --------       --------      --------
  Operating income                           3,747        8,143         18,568        28,015
Interest expense                               (26)        (181)           (81)         (603)
Other income                                    68           26            217            36
                                           -------     --------       --------      --------
  Income before taxes                        3,789        7,988         18,704        27,448
Income tax provision                         1,063        2,521          5,985         9,332
                                           -------      -------       --------      --------
  Net income                              $  2,726    $   5,467     $   12,719    $   18,116
                                           =======      =======       ========      ========

Earnings per share - Basic                $   0.41    $    0.82     $     1.90    $     2.73
                                           =======      =======       ========      ========
Earnings per share - Diluted              $   0.40    $    0.81     $     1.87    $     2.67
                                           =======      =======       ========      ========

Weighted average shares of
Common Stock outstanding
  Basic                                  6,727,677    6,656,753      6,699,471     6,640,238
  Diluted                                6,832,070    6,783,147      6,807,699     6,772,963

                                      MARKET SEGMENT INFORMATION

                                          For the Quarter Ended     For the Nine-Months Ended
                                               September 30,               September 30,
                                             2008        2007            2008         2007
                                             ----        ----            ----         ----
  NET SALES
Service centers                           $ 26,826    $  31,451     $   89,910    $   93,154
Forgers                                     14,299       13,852         34,459        40,170
Rerollers                                    9,532       10,199         30,011        26,049
Original equipment manufacturers             3,751        4,452         14,987        13,869
Wire redrawers                               2,406        1,424          5,467         5,337
Conversion services                            541          446          1,514         1,427
Other                                          284          184          1,618           297
                                           -------     --------      ---------     ---------
  Total net sales                         $ 57,639    $  62,008     $  177,966    $  180,303
                                           =======     ========      =========     =========
Tons shipped                                10,808       11,372         33,998        33,856
                                           =======     ========     ==========     =========


                                                                                           4


                                       BUSINESS SEGMENT RESULTS

UNIVERSAL STAINLESS & ALLOY PRODUCTS SEGMENT

                                          For the Quarter Ended    For the Nine-Months Ended
                                              September 30,                September 30,
                                             2008        2007            2008         2007
                                             ----        ----            ----         ----
  NET SALES
Stainless steel                          $  29,168    $  31,211     $  85,379     $  87,011
Tool steel                                  10,161        6,748        29,863        19,018
High-strength low alloy steel                  729        2,560         2,956        10,382
High-temperature alloy steel                   818        1,207         2,316         3,353
Conversion services                            329          305           982           957
Other                                          252          107         1,524           229
                                          --------     --------      --------      --------
                                            41,457       42,138       123,020       120,950
Intersegment                                10,777       13,797        30,504        38,244
                                          --------     --------      --------      --------

  Total net sales                           52,234       55,935       153,524       159,194
Material cost of sales                      30,722       32,170        82,715        83,085
Operation cost of sales                     16,314       17,506        51,040        52,556
Selling and administrative expenses          1,933        2,022         5,940         6,311
                                          --------     --------      --------      --------

  Operating income                       $   3,265    $   4,237     $  13,829     $  17,242
                                          ========     ========      ========      ========

DUNKIRK SPECIALTY STEEL SEGMENT

                                           For the Quarter Ended    For the Nine-Months Ended
                                               September 30,               September 30,
                                             2008        2007            2008         2007
                                             ----        ----            ----         ----
  NET SALES
Stainless steel                          $  12,926    $  14,299     $  42,503     $  43,197
Tool steel                                     232          533         1,296         1,804
High-strength low alloy steel                1,835        3,446         6,553         9,430
High-temperature alloy steel                   945        1,430         3,937         4,384
Conversion services                            212          141           532           470
Other                                           32           21           125            68
                                          --------     --------      --------      --------
                                            16,182       19,870        54,946        59,353
Intersegment                                   758        1,398         3,220         3,676
                                          --------     --------      --------      --------

  Total net sales                           16,940       21,268        58,166        63,029
Material cost of sales                      11,219       13,130        36,184        36,374
Operation cost of sales                      4,974        4,145        14,622        13,451
Selling and administrative expenses            919          968         2,621         2,640
                                          --------     --------      --------      --------

  Operating income (loss)                $    (172)   $   3,025     $   4,739     $  10,564
                                          ========     ========      ========      ========


                                                                                          5


                             CONSOLIDATED BALANCE SHEET

                                                   September 30,   December 31,
                                                       2008            2007
                                                       ----            ----
  ASSETS
Cash                                                $   13,598     $   10,648
Accounts receivable, net                                33,867         27,501
Inventory                                               70,424         65,572
Other current assets                                     6,008          5,537
                                                     ---------      ---------

  Total current assets                                 123,897        109,258
Property, plant & equipment, net                        60,503         54,271
Other assets                                               980            767
                                                     ---------      ---------

  Total assets                                      $  185,380     $  164,296
                                                     =========      =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Trade accounts payable                              $   21,881     $   13,983
Outstanding checks in excess of bank balance             1,785          2,064
Accrued employment costs                                 4,964          5,307
Current portion of long-term debt                          400            383
Other current liabilities                                  423          1,600
                                                     ---------      ---------

  Total current liabilities                             29,453         23,337
Long-term debt                                           1,146          1,453
Deferred taxes                                          10,612          9,904
                                                     ---------      ---------

  Total liabilities                                     41,211         34,694
Stockholders' equity                                   144,169        129,602
                                                     ---------      ---------

  Total liabilities and stockholders' equity        $  185,380     $  164,296
                                                     =========      =========


                                                                               6

                             CONSOLIDATED STATEMENT OF CASH FLOW DATA

                           For the Nine-month Period Ended September 30,

                                                              2008             2007
                                                              ----             ----
Cash flows provided by operating activities:
  Net income                                              $    12,719      $    18,116
  Adjustments to reconcile to net cash
    provided by operating activities:
      Depreciation and amortization                             3,030            2,764
      Deferred tax decrease                                       191             (448)
      Stock based compensation expense                            591              332
      Tax benefit from share-based
         payment arrangements                                    (534)            (976)
  Changes in assets and liabilities:
      Accounts receivable, net                                 (6,366)          (5,977)
      Inventory                                                (4,852)           3,070
      Trade accounts payable                                    7,898              552
      Accrued employment costs                                   (343)           1,772
      Other, net                                                 (487)             293
                                                           ----------       ----------
Cash flow provided by operating activities                     11,847           19,498
                                                           ----------       ----------
Cash flow used in investing activities:
  Capital expenditures                                         (9,585)          (6,429)
                                                           ----------       ----------
Cash flow used in investing activities                         (9,585)          (6,429)
                                                           ----------       ----------
Cash flows used in financing activities:
  Revolving credit net repayments                                  -            (8,392)
  Long-term debt repayments                                      (290)          (1,771)
  Net change in outstanding checks in excess
    of bank balance                                              (279)             364
  Proceeds from issuance of common stock                          723              975
  Tax benefit from share-based payment
    arrangements                                                  534              976
                                                           ----------       ----------
Cash flow (used in) provided by financing activities              688           (7,848)
                                                           ----------       ----------

    Net cash flow                                         $     2,950      $     5,221
                                                           ============     ==========


                                                                                     7